Exhibit 99.5

News Release

Contact:

Trevor Drinkwater / Shawn Howie

Genius Products, Inc.

858-793-8840

Cecilia Wilkinson

PondelWilkinson Inc.

310-279-5980

Genius Products Updates Sales Outlook; Announces Debt Financing

Solana Beach, California – October 11, 2005 – Genius Products, Inc. (OTCBB:GNPI), a producer and distributor of branded entertainment products sold in retail outlets nationwide, today provided an update on current and projected operations for the second half of 2005, including a major sale in the fourth quarter, and reported the closing of a short-term debt financing.

Update on Operations

Based on preliminary information, Genius expects to report gross sales for the third quarter ended September 30, 2005 of approximately $10 million, compared to $5.8 million for the third quarter of 2004 and $5.1 million in the second quarter of 2005. Additionally, the company received a re-order in early October of approximately $7 million of its family content from a national retailer that reflects strong sell-through in a program launched with that retailer in the third quarter. The initial order for the program, which shipped in the third quarter, was approximately $3 million. The company now expects second half gross revenues to be between $25 million and $30 million as compared to $13.7 million for the second half of 2004.

“The majority of our revenue acceleration has been driven by sales of higher margin products. This is consistent with our business plan which we began implementing earlier this year,” said Trevor Drinkwater, Chief Executive Officer.

As previously announced, the company also expects to incur charges in the third quarter associated with severance for certain former employees and a charge for early termination of an investment banking contract. Due to these non-recurring charges, the previously-released earnings per share forecast for fiscal 2005, no longer applies. Complete financial results for the 2005 third quarter are expected to be released in early November.

New Debt Financing

The company also reported that it has recently closed a debt financing of $4 million in short-term notes, with a commitment from the lenders for an additional $4 million. The company issued notes due in 150 days. Partly in lieu of interest payable in cash, the company issued to the note holders five-year warrants to purchase a total of up to 280,000 shares at fair market value on the date of issuance. The note holders, which include the company’s two largest shareholders, have also agreed to not sell any shares of the company for 120 days. If the notes are not paid at maturity, the company has the option to convert the notes into equity at the rate of $1.00 per share. The company currently plans to repay the notes with proceeds expected from sales in the second half of 2005 or with proceeds from a new long-term debt facility.

Stephen K. Bannon, Chairman, said, “The recent financing was consummated in order to support two main objectives. First, to support the working capital requirements for the transition to higher margin products that will ship in the fourth quarter of 2005 and second, for certain new strategic initiatives that are focused on improving the company’s access to significant distribution relationships with content producers.”

About Genius Products, Inc.

Genius Products produces and distributes affordable entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC®, TV Guide®, Wellspring, IFILM®, Sundance Channel Home Entertainment™, Bazooka®, Jay Jay The Jet Plane®, National Lampoon®, The Twilight Zone™, Baby Genius®, Tonka®, My Little Pony®, Curious George® and Paddington Bear™. Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo®, Gerber®, Fazoli’s® and Child® Magazine.

Safe Harbor Statement

Except for historical matters contained herein, certain matters discussed in this news release are forward-looking statements. Such forward-looking statements, including, but not limited to, statements regarding the financial results and operations of the company, including gross sales for the third quarter ended September 30, 2005 and second half gross revenues, the company’s ability to consummate accretive acquisitions as part of the company’s growth strategy, to improve the fundamentals of the company’s business model; to execute planned cost reductions; to drive revenue acceleration through newly implemented retail programs; to enter into new strategic initiatives or to improve the company’s access to significant distribution relationships with content producers and to achieve profitability, reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects contained herein, and may cause results to differ materially from these forward-looking statements. Actual results could vary for many reasons, also including but not limited to, the timely development and acceptance of new products, the market demand for independent films and general market conditions. Other such risks and uncertainties include Genius Products’ ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in its filings with the Securities and Exchange Commission.